Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

This CHANGE OF CONTROL AGREEMENT is made and entered into this _____ day of _________, ____ (“Agreement”), by and between TranSwitch Corporation, a Delaware corporation whose principal offices are located at 3 Enterprise Drive, Shelton, Connecticut (the “Company”) and _________________________ (the “Employee”). The Company and Employee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to assure that it will have the continued dedication of key management personnel, notwithstanding the possibility of a Change of Control (as defined below) of the Company.

WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including Employee, to his assigned duties without distraction in the face of circumstances arising from the possibility of a Change of Control of the Company.

WHEREAS, in order to induce Employee to remain in the employ of the Company, the Company is willing to provide Employee with certain severance benefits in the event of a Change of Control of the Company, under the circumstances described below.

NOW THEREFORE, in consideration of the foregoing recitals and the covenants and conditions contained in this Agreement, the Parties agree as follows.

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Change of Control” means any of the following:

(a) Acquisition of Stock by Third Party. Any “Person” (as defined below) is or becomes the “Beneficial Owner” (as defined below), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company’s then outstanding securities. “Person” shall have the meaning as set forth in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder (the “Exchange Act”) (including without limitation any two or more persons acting as a group and deemed to be a single person under Section 13(d) pursuant to Section 13(d)(3) and Rule 13d-5 promulgated thereunder); provided, however, that Person shall exclude (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company. “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner shall exclude any Person otherwise becoming a Beneficial Owner by reason of the stockholders of the Company approving a merger of the Company with another entity.

(b) Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity.

(c) Liquidation. The approval by the stockholders of the Company of a liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(d) Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement.

“Cause” means any of the following behaviors by the Employee: (a) the refusal or willful failure to attempt in good faith to perform duties; (b) dishonesty or willful misconduct in the performance of duties; (c) involvement in a transaction in connection with the performance of duties for the Company, which transaction is adverse to the interest of the Company or which is engaged in for personal profit; (d) a material breach of any written agreement between the Parties, including, but not limited to provisions related to confidentiality, non-competition, non-solicitation, non-disclosure, return of company property and non-disparagement; (e) a material breach of the Company’s Code of Business Conduct and Ethics; (f) such other reason as would normally be treated as cause under common law; (g) willful violation of any law, rule or regulation in connection with the performance of duties (other than minor traffic violations or similar offenses) or constituting a felony or a crime of moral turpitude.

“Good Reason” means:

(a) The occurrence, without Employee’s prior written consent, of any of the following events (“Good Reason Event”): (i) the Employee is demoted from the position he held at the Effective Date of the Agreement or the responsibilities which are assigned to him at the Effective Date or the titles which he holds at the Effective Date are materially adversely changed; or (ii) there is a material reduction in the Employee’s total compensation, provided such material reduction is also not made to the total compensation of similarly situated Employees of the Company.

(b) A termination of employment by the Employee will only be deemed to be for Good Reason if: (i) a “Good Reason Event” occurs; (ii) Employee gives 90 days written notice to the Company of his intention to terminate for Good Reason, where such notice is delivered to the Company within 90 days of the occurrence of the Good Reason Event; (iii) the Company has 30 days to cure the Good Reason Event, during which time the Employee shall cooperate with the Company in good faith should the Company choose to cure the Good Reason Event; (iv) the Good Reason Event is not cured during the 30 day cure period; and (v) Employee continues to work until the expiration of the 90 day notice period, at which time his employment is terminated.

“Disability” means the Employee’s physical or mental infirmity that impairs the Employee’s ability to substantially perform the essential duties of his position, with or without a reasonable accommodation as required by federal and Connecticut law, for a period of 180 consecutive days.

2. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December ____, 2012; provided, however, that commencing on December ____, 2012 and each December ____ thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than by November ____ of the preceding year, the Company shall have given Employee notice that it does not wish to extend this Agreement; provided, further, that notwithstanding any such notice by the Company not to extend, if a Change of Control of the Company shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for at least twelve (12) months from the date of the Change of Control.

3. Severance Benefits Following a Change of Control.

(a) If Employee’s employment with the Company is terminated on the day of or within twelve (12) months following a Change of Control: (i) for any reason other than death, Disability, Employee’s voluntary resignation, retirement or Cause; or (ii) as a result of Good Reason, then subject to the terms and conditions of this Agreement, Employee shall be entitled to the following severance benefits in addition to all other compensation and benefits due to Employee:

(i) Severance pay in an amount equal to nine (9) months of Employee’s then-current base salary. Such payment shall be made in substantially equal monthly installments, commencing within one month of the date on which the Employee’s employment is terminated, and ending prior to March 15 of the following calendar year. This constitutes the entire severance amount; the Employee will not be entitled to any additional cash or equity payments, including, but not limited to, full year, partial year or pro-rated bonuses or Awards;

(ii) One hundred percent (100%) of any unvested stock options and one hundred percent (100%) of any unvested RSUs previously awarded to the Employee shall vest upon termination; and

(iii) The Company will provide Employee and his eligible dependents information concerning the right to continue coverage under the Company’s group health plan in accordance with applicable law, at Employee’s sole cost and expense. Employee will be eligible to continue coverage provided Employee submits to the Company the necessary election and/or enrollment forms and any other requested information within any applicable time periods. The Company will continue to pay the 100% of the premiums on Employee’s behalf, until the earlier of: nine (9) months from the date of termination; the date the Employee reaches normal retirement age; the Employee’s cancellation of such coverage in writing; the date the Employee becomes eligible for coverage under another group health plan; or the date on which any severance payment referenced in this Section 3 are forfeited pursuant to Section 3(c).

(b) All other benefits shall cease as of the date of termination of Employee’s employment in accordance with the terms of the respective plans.

(c) Employee shall not be entitled to the severance payments referenced in this Section 3 if at the time such payments are to be begin, he is in material breach of any written agreement between the Parties, including, but not limited to provisions related to confidentiality, non-competition, non-solicitation, non-disclosure, return of company property and non-disparagement. Employee shall forfeit any remaining severance payments should he materially breach any written agreement between the Parties, including, but not limited to provisions related to confidentiality, non-competition, non-solicitation, non-disclosure, non-return of company property and non-disparagement, after severance payments have begun.

4. Compliance.

(a) 409A Compliance. The pay and benefits provided hereunder are designed to comply with one or more of the exceptions to Section 409A of the Internal Revenue Code and interpretive guidance thereunder (“Section 409A”). To the extent that such payments do not comply with one or more of the exceptions to Section 409A, the Company may, in its sole and absolute discretion, reduce or delay payments hereunder or make other such modifications with respect to the pay and benefits hereunder as it reasonably deems necessary to comply with one or more of the exceptions to Section 409A. Notwithstanding the terms of this agreement, if the Employee is a "specified employee" under Section 409A, only amounts exempt from Section 409A as a “short term deferral” or under the “separation pay” exception, as both terms are defined under the regulations under Section 409A, will be paid upon a separation from service. Any amounts not eligible for an exemption from Section 409A will be paid not earlier than six months after a separation from service. Any amount delayed in accordance with the previous sentence will be paid in a lump sum in the seventh month following a separation from service.

(b) Code Section 280G. The pay and benefits hereunder are intended to be less than an amount that would be taxable under Section 280G of the Internal Revenue Code and interpretive guidance thereunder (“Section 280G”). To the extent that payments under this Agreement would result in taxation under Section 280G, the Company may, in its sole and absolute discretion, make reductions or other modifications to such payments or schedule of such payments as it reasonably deems necessary to avoid taxation under Section 280G, and/or to maintain its ability to deduct such payments.

5. At Will Employment. Unless and to the extent otherwise agreed by the Company and Employee in a separate written employment agreement, the employment of Employee by the Company is “at will”, with either Party permitted to terminate the employment at any time, with or without any reason.

6. Waiver and Release. In consideration for the severance pay and benefits provided by the Company under this Agreement, which the Company has no legal obligation to provide, Employee agrees to sign a Waiver and Release in a form satisfactory to the Company before receiving the severance benefits provided herein.

7. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be enforceable by Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees (collectively “Representatives”).

(b) If Employee dies while any amounts are still payable to him/her under this Agreement, all such amounts shall be paid in accordance with the terms of this Agreement to Employee’s Representatives in installments or a lump sum, as determined by the Company.

(c) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession or assignment had taken place.

8. Notice. All notices, consents and other communications, including, without limitation communications regarding termination of employment, required or permitted hereunder shall be in writing and delivered by hand or by nationally recognized courier service or by U.S. prepaid certified mail addressed to the respective parties as follows:

If to Company:

TranSwitch Corporation

3 Enterprise Drive

Shelton, CT 06484

ATTN: Chief Financial Officer

If to Employee:

[NAME]

At the address currently on file with the Company

9. Modifications, Waivers and Survival of Obligations.

(a) No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by the Employee and the Company. A waiver of any condition or provision of this Agreement shall be limited to the terms and conditions of such waiver and shall not be construed as a waiver of any other provision or condition.

(b) The Employee agrees that his obligations and the covenants contained in this and/or any other written agreement between the Parties related to confidentiality, con-competition, non-solicitation, non-disclosure, return of company property and non-disparagement, shall survive the termination of this Agreement, regardless of the cause of such termination.

10. Governing Law. This Agreement shall be governed by the laws of the State of ____________ applicable to contracts made and to be performed in said state without regard to the conflicts of laws or rules thereof.

11. Headings: The descriptive headings of the several Sections of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

12. Presumption: This Agreement or any Section thereof shall not be construed against any party due to the fact that said Agreement or any Section thereof was drafted by said party.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have hereunto set their hand and seals as of the date first written above.

TRANSWITCH CORPORATION	EMPLOYEE

By: ________________________________	________________________________
___________________________________	________________________________
PRINT NAME	PRINT NAME